Exhibit 99.8

SIXTH AMENDMENT TO THE

HOLLYFRONTIER CORPORATION

LONG-TERM INCENTIVE COMPENSATION PLAN

(Renamed the HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan)

THIS SIXTH AMENDMENT (the “Sixth Amendment”) to the HollyFrontier Corporation Long-Term Incentive Compensation Plan, as amended from time to time (the “Plan”), is made by HF Sinclair Corporation.

WITNESSETH:

WHEREAS, on March 14, 2022, HollyFrontier Corporation (“HFC”) merged with and into Hippo Merger Sub, Inc., a wholly owned subsidiary of Hippo Parent Corporation (“New Parent”), and HFC survived the merger as a wholly owned subsidiary of New Parent (the “Parent Merger”);

WHEREAS, in connection with the Parent Merger, New Parent was renamed “HF Sinclair Corporation” (the “Company”);

WHEREAS, immediately prior to the Parent Merger, HFC sponsored and maintained the Plan, under which it was authorized to grant equity-based incentive awards to certain of its employees and service providers;

WHEREAS, the Company assumed sponsorship of the Plan effective as of the consummation of the Parent Merger;

WHEREAS, Section 10(f) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan under certain circumstances; and

WHEREAS, the Board has determined that it is desirable to amend to the Plan to reflect the change in sponsorship of the Plan.

NOW, THEREFORE, BE IT RESOLVED, effective as of the consummation of the Parent Merger, that the Plan is renamed the “HF Sinclair Corporation 2007 Long-Term Incentive Compensation Plan” and amended such that all references in the Plan to “HollyFrontier Corporation” and the “Company” are hereby revised to refer to HF Sinclair Corporation, and all references to “Shares” contained in the Plan are hereby revised to refer to the common stock of HF Sinclair Corporation, par value $0.01 per share, and such other securities as may be substituted or resubstituted therefor in accordance with the Plan.

RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.

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